Exhibit 99.1

Press Release

Penton Media, Inc.
The Penton Media Building
1300 E. 9th St.
Cleveland, OH 44114 USA
216.696.7000
Fax: 216.931.9492
http://www.penton.com

FOR IMMEDIATE RELEASE
CONTACTS:
Mary Abood
VP, Corporate Communications, Penton
216-931-9551 or 216-696-7000, Ext. 9551
mabood@penton.com
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Kim Paulsen
Group Publisher
Windows IT Pro Group
970-613-4928
kpaulsen@penton.com

PENTON MEDIA ACQUIRES MSD2D
New Addition Strengthens Position in Windows IT Market

CLEVELAND, OH – August 9, 2005 – Penton Media, Inc. (OTCBB: PTON) announced today that it has acquired MSD2D, a high-technology media company located in Lake Forest, CA.

MSD2D (Microsoft Developer-to-Developer) is a rich information resource for the Microsoft Exchange, SharePoint, .NET, and Security communities of IT professionals. The company provides tools that information technology system administrators and developers need on a daily basis, such as sample code, administration tips and discussion rooms with mentors. MSD2D also offers the Microsoft Search Engine to provide access to all the information available on all of Microsoft’s product platforms and services. MSD2D’s current mix of products includes robust Web sites, partner directories, email newsletters, trade show programs, and Web seminars.

The business, founded in 1990 by David Cragg, will become part of Penton’s Windows IT Pro Group, based in Loveland, CO, managed by Group Publisher Kim Paulsen. The MSD2D team, including Cragg, will continue to operate from their current Lake Forest, CA, location.

“David Cragg is a talented manager who has created well-respected and vital IT media products that complement our portfolio,” said Paulsen. “We are excited about adding MSD2D’s vast information resources to the wide array of services we offer our readers and advertisers. MSD2D holds a unique place in the Windows IT media space, and will boost the catalog of products and services that we provide to the independent Windows IT community.”

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“Becoming part of the Penton Windows IT Pro Group will be a boon to our loyal community of members and subscribers,” said Cragg. “I’m looking forward to being part of this new team and helping to extend an even larger product set to the IT pro community.”

Windows IT Pro was relaunched in 2004 resulting in increased readership and Web site traffic of more than 2.5 million unique visitors monthly making it the largest independent resource for Windows information in the world. Paulsen said, “The addition of MSD2D will further our reputation as the number-one independent Windows community in the world. We serve as the point of connection for the IT community, and MSD2D will bring more professionals into our sphere of influence.”

David Nussbaum, CEO of Penton, said, “The acquisition of MSD2D is consistent with Penton’s growth strategy. We are sharply focused on developing a comprehensive media tripod in all the markets we serve so that our customers have high-quality print, online and in-person opportunities to connect, communicate and develop successful business relationships.”

Darrell Denny, Penton executive VP and president of its IT Media and Lifestyle Media Groups, noted, “We are committed to building the strongest media portfolio serving our IT markets with high-level readership and first-class access from a print, online and event perspective. The addition of MSD2D significantly enhances our position in the Windows IT marketplace; we’re bullish about the growth and business development opportunities we’ll have in combining the talents and expertise of our two teams.”

About the Windows IT Pro Group
Penton’s Windows IT Pro Group, the largest independent Windows IT community in the world, includes flagship print publication Windows IT Pro, 3 monthly paid subscription print newsletters,
12 direct-request email newsletters, and a Web site resource for more than 2.5 million IT professionals each month. First published in 1995, Windows IT Pro is the editorial leader in its field and has a paid subscription base of 105,000. The magazine is published in 13 languages and has an international reach in 160 countries. The Group also includes SQL Server Magazine, with 30,000 paid subscribers and
2 email newsletters sent to more than 130,000 opt-in subscribers.

The two publications’ Web sites generate more than 9 million page impressions and 2.5 million unique visitors monthly. Their email newsletters have more than 1 million opt-in subscribers. The Windows IT Pro Group is the world’s leading producer of custom roadshows, paid conferences and paid workshops for Windows and SQL Server IT professionals. More information is at www.windowsitpro.com/pressroom/.

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ABOUT PENTON MEDIA

Penton Media (www.penton.com) is a diversified business-to-business media company that provides high-quality content and integrated marketing solutions to several industries, including: enterprise IT/business technology; aviation; design/engineering; electronics; food/retail; government/compliance; hospitality; manufacturing; mechanical systems/construction; health/nutrition and natural and organic products; and supply chain. Founded in 1892, Penton produces market-focused magazines, trade shows, conferences and online media, and provides a broad range of custom media and direct marketing solutions for business-to-business customers worldwide.

This press release contains statements relating to Penton Media, Inc. that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the “safe harbor” created by those sections. Although Penton believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Actual results or events may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, the successful integration of acquisitions and other factors contained in Penton’s most recent quarterly report on Form 10-Q and annual report on Form 10-K, as well as its other filings with the Securities and Exchange Commission.

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